Exhibit 10.65

[Rolls-Royce Power Ventures Limited letterhead]

6th February 2003

FX Energy, Inc.
3006 Highland Drive
Suite 206
Salt Lake City Utah 84106

Attention David Pierce

Dear Sirs,

Re:      Heads of Terms

We refer to the 9.5% Convertible Secured Note (together with the terms and conditions attached thereto, the "Note") dated March 9, 2001 in the amount of US$5,000,000 and delivered to Rolls-Royce Power Ventures Ltd ("RRPV") by FX Energy Inc. (the "Borrower").

You have requested that RRPV agree to certain amendments to the Note, including an extension of the maturity date. We have considered your request and we are pleased to offer the following terms for your consideration.

1. Subject to agreement on the following terms and conditions, RRPV will extent the maturity date of the Note from March 9, 2003 until May 31, 2003.

2. The Borrower will be required to apply forty percent (40%) of the gross proceeds of any equity or debt offerings by the Borrower to the prepayment of the Note.

3. If the amount so prepaid is not less than US$2,000,000, the maturity date of the Note will be extended until December 30, 2003.

4. The interest rate applicable to the Note shall increase to 12% with effect from 9 March 2003.

5. The Borrower shall pay RRPV an extension fee in the amount of US$100,000, which fee shall be payable on the earlier of (a) the closing of an equity or debt offering by the Borrower and (b) May 31, 2003.

6. The Borrower will cause its wholly-owned subsidiary, FX Energy Poland Sp. z o.o. ("FXEP") to assign to RRPV its rights to receive any payments pursuant to the Farmout Agreement dated January 9, 2003, (the "CalEnergy Agreement") between FXEP and CalEnergy Power (Polska) Sp. z o.o. ("CalEnergy"). FXEP will be permitted to retain a portion of the payments made by CalEnergy, which are required to reimburse Polish Oil and Gas ("POGC") for the costs of drilling wells and/or conducting geological or geophysical work on behalf of FXEP and CalEnergy, subject to RRPV reviewing a copy of the CalEnergy Agreement and subject to such costs being identifiable and separable from any amounts FXEP would otherwise be permitted to retain. RRPV will apply any payment received pursuant to such assignment to the prepayment of the Note.

7. The period during which RRPV will have the right to convert all or part of the outstanding principal payable by the Borrower on the Note into Shares (as such term is defined in the Note) shall be extended until December 30, 2003. In addition, the Conversion Price (as such term is defined in the Note) will be the closing price of the Borrower's common stock trading on NASDAQ on the day prior to the signing of the agreement amending the Note.

8. The Borrower will be required to pledge, or cause its affiliates to pledge, to RRPV any rights to new concession areas granted to the Borrower or any of its affiliates by the Polish Oil and Gas Company ("POGC").

9. (a) RRPV will agree to amend the Security Agreements (as such term is defined in the Note) to release its lien on the rights and receivables of FXEP arising out of the Relevant Agreements (as such term is defined in each of the Security Agreements) insofar as such lien otherwise would attach to the interest in the rights and receivables of FXEP to be earned by CalEnergy under the CalEnergy Agreement; provided that (i) the interest to be earned by CalEnergy does not exceed [50%] of the rights and receivables of FXEP arising out of the Relevant Agreements and (ii) the terms of the CalEnergy Agreement are acceptable to RRPV.

         (b) RRPV will make such release with respect to the interest to be earned by CalEnergy by drilling the first well at the time when the agreement to amend the Note is executed. RRPV will make such release with respect to the interest to be earned by CalEnergy by drilling the second well when the Borrower (i) notifies RRPV that CalEnergy has exercised its option under the CalEnergy Agreement to drill the second well and (ii) makes a prepayment of the Note in an amount not less than $1,000,000.

         (c) If the Borrower notifies RRPV that CalEnergy has exercised its option under the CalEnergy Agreement to acquire 50% of all of the rights and receivables of FXEP arising out of the Relevant Agreements as to the entire acreage covered by the Relevant Agreements, RRPV will cooperate with the Borrower to release RRPV's remaining liens under the Security Agreements upon payment of the outstanding balance of the Note.

         (d) RRPV will not be responsible for any delays caused by the failure of the courts in Poland to effect any release of liens.

10. The Borrower will not permit FXEP to agree to any amendment to the CalEnergy Agreement without RRPV's consent.

11. The Borrower will permit a representative of RRPV to visit any drilling sites at any time during normal business hours. The Borrower shall provide monthly progress reports in form and substance reasonably satisfactory to RRPV. The Borrower will provide RRPV with certified copies of the minutes of all operational meetings involving FXEP and POGC and/or CalEnergy.

12. The Borrower shall reimburse RRPV for all out-of-pocket costs incurred by RRPV in connection with the foregoing, including reasonable legal fees and all costs incurred in connection with registering and releasing pledges of collateral.

The terms and conditions set forth above are subject to the negotiation and execution of a definitive agreement to amend the Note, which the parties undertake to do in good faith and in timely fashion. Such agreement shall contain such other provisions as may be necessary to effect the transactions contemplated above and such other terms and conditions as the parties may agreement. This letter does not amend or modify the Note and the terms and conditions of the Note continue in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement to these terms and conditions by countersigning this letter in the space provided below. Please return one countersigned copy of this letter to our offices. This offer will expire on February 7, 2003 unless we received a countersigned copy of this letter on or before such date.

By and on behalf of
Rolls-Royce Power Ventures Ltd.

/s/ Mark Mencel
---------------------------
Name:  Mark Mencel
Title:  Vice President EMEA

Accepted and agreed this
6th day of February 2003.

FX Energy, Inc.

By: /s/ David N. Pierce
---------------------------
Name:  David N. Pierce
Title:  President